UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934 (Amendment No. )

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Forgent Networks, Inc.
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ASURE SOFTWARE

Dear Fellow Stockholder:

With the Annual Meeting of Stockholders just a few weeks away, we urge you to vote FOR your Board’s nominees by signing, dating and returning the enclosed WHITE proxy card TODAY.  We encourage you to read the enclosed proxy statement, which provides information regarding the meeting and detailed background information about our nominees.

By now you may have heard from Pinnacle/Red Oak in what we believe to be its attempt to seize control of your Company without paying for it.  Amid a string of misleading statements made publicly by David Sandberg, Pinnacle/Red Oak to date has not provided a strategic plan for the ongoing profitable growth of our business.

THEREFORE, WE MUST CONCLUDE THAT PINNACLE/RED OAK HAS NO PLAN THAT WOULD CREATE LONG-TERM VALUE FOR ALL STOCKHOLDERS, AND PINNACLE/RED OAK HAS ONCE AGAIN EMBARKED ON A NEEDLESS AND COSTLY PROXY FIGHT FOR ITS OWN SHORT-TERM GAIN.

If this is not the case, our Company’s stockholders deserve to hear Pinnacle/Red Oak’s long-term plan for the Company and how its slate of six brand-new directors would be qualified to lead the Company and deliver superior long-term value for all stockholders.

By contrast, your current Board of Directors and management team have been completely transparent about their ambitious, long-term growth plan for the Company. More importantly, it is clear to us that this strategy is working.  We strongly urge you to show your support for the Board by promptly returning the WHITE proxy card sent to you by the Company and voting for each of the Board’s director nominees – Richard J. Agnich, Nancy L. Harris, Lou Mazzucchelli, Ray R. Miles, Richard N. Snyder and James H. Wells – and in favor of the other proposals listed on the card.

Asure Software has completely transformed its business in the past six years and its growth strategy is now working.

We have successfully integrated two opportunistic, turn-around acquisitions – NetSimplicity and iEmployee – that serve high-growth, high-margin markets, and we have eliminated 93% of the Company’s expenses.  Despite the recent harsh macroeconomic environment, we have reported solid financial and operational results in recent quarters (see our third-quarter earnings release issued June 18, 2009, and our letter to stockholders sent July 1, 2009).  For the short term, we have a plan to get back to break-even by the end of our October quarter by further reducing our operational expenses.  For the longer term, we expect rapid profitable growth as the economy and our target markets rebound, with our objective to reach $30 million in revenues and 10% profit exiting fiscal 2013, for a top-line CAGR of approximately 30% over the next four years.

Our vision to be the leading provider of on-demand workforce management software solutions to the small and mid-sized business market remains unchanged, as does our passion to make that vision a reality.  Our outstanding product offerings provide small and medium businesses with cost-effective, easy-to-use solutions that lower costs and make jobs easier through employee self-service.  During the transformation process, Asure and its highly talented team of people have forged strong relationships with customers who believe in our Company, our distinctive products and services, our strategic direction, and our vision.

Our growth strategy is tightly focused on steadily increasing long-term value creation following a prudent and comprehensive Board review with financial advisors.

Starting in December 2008, with the assistance of our financial advisors, Southwest Securities, the Board conducted a thorough evaluation of all strategic alternatives – including making further acquisitions, selling the Company, repurchasing shares, converting to a private company, and continuing as a public company.  As a result of this evaluation, the Board determined earlier in 2009 that the Company’s independent strategy could be accelerated if it were not burdened by the enormous costs and distractions associated with being a public company (approximately $1 million in expenses could be saved if the Company went private).

In accordance with our strong commitment to the highest standards of corporate governance, we listened to our stockholders, who were concerned about loss of liquidity and did not support this proposal.  We understand this concern and have moved forward with our existing plan to create value as a public company.  Given the feedback we have received so far, we believe the lack of support for going private does not reflect our stockholders’ overall opinion of our growth strategy, which has gained favorable reviews in our ongoing communications with investors.

We believe that Pinnacle/Red Oak lacks an understanding of the Company’s business and has failed to demonstrate that its director nominees are qualified to run your Company.

When it comes to suggestions for improving the business, we have heard only vague comments from Pinnacle/Red Oak about the need to reduce expenses.  Its inconsistent communications with the Company and its stockholders indicate that it lacks true understanding of the business and our rapidly evolving markets.

As noted, Asure’s track record of reducing expenses has been stellar, both during the past six years of our strategic transformation and during the recent economic downturn.  Your Board is committed to maintaining this keen focus on controlling expenses in a vigilant and responsible manner while positioning the Company for consistent long-term profitable growth.

Similarly, your Board also remains committed to representing and protecting the best interests of all stockholders, which is why on July 1, 2009, we filed a lawsuit in the United States District Court for the Western District of Texas, Austin Division against David Sandberg, Red Oak Partners, LLC and its affiliates for alleged violations of federal securities laws.

The facts seem clear to us – your Board and management team have a plan in place to create long-term value for all stockholders and it is working.  Pinnacle/Red Oak seemingly has no plan other than to make near-term profit for itself and its affiliates.

DO NOT LET PINNACLE/RED OAK DISTRACT YOU FROM THE FACTS.  YOUR BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT AN AFFIRMATIVE VOTE BE CAST “FOR” EACH OF OUR DIRECTOR NOMINEES AND “FOR” EACH OF THE OTHER PROPOSALS LISTED IN THE WHITE PROXY CARD.  THE BOARD URGES YOU NOT TO SIGN OR RETURN ANY PROXY CARD SENT TO YOU BY PINNACLE/RED OAK.

On behalf of your Board and management team, we thank you for your continued support.

Sincerely,

/s/Nancy L. Harris
Nancy L. Harris
President, Chief Executive Officer and Director

YOUR VOTE IS IMPORTANT

If your shares are registered in your own name, please sign, date and mail the WHITE proxy card to Georgeson Inc. in the self addressed, stamped envelope previously provided.  If your shares are held in the name of a brokerage firm, bank nominee or other institution, you must provide instructions to that entity so that your votes will be cast.  Please sign, date and mail the WHITE vote instruction form previously provided by your bank, broker or other nominee and return it using the self-addressed, postage-paid envelope provided.

YOU MAY ALSO CAST YOUR VOTE USING YOUR TOUCH TONE PHONE OR VIA THE INTERNET BY

FOLLOWING THE INSTRUCTIONS ON YOUR WHITE PROXY CARD OR VOTE INSTRUCTION FORM.

After voting the WHITE proxy card, do not sign or return any proxy card sent to you by Pinnacle/Red Oak.  Remember – only your latest proxy will determine how your shares are to be voted at the meeting.

If you have any questions or need assistance in voting your shares, please contact our proxy solicitor.

199 Water Street, 26th Floor

New York, NY  10038

Banks and Brokers (212) 440-9800

Stockholders Call Toll Free (800) 248-7558

Important Information

Forgent Networks, Inc. filed a definitive Proxy Statement with the Securities and Exchange Commission on July 17, 2009, in connection with Company’s Annual Meeting of Stockholders to be held on August 28, 2009.  Stockholders are strongly advised to read the Proxy Statement carefully, as it contains important information.  The Company and certain other persons are deemed participants in the solicitation of proxies from stockholders in connection with the Annual Meeting of Stockholders. Information concerning such participants is available in the Company’s Proxy Statement.  Stockholders may obtain, free of charge, copies of the Company’s Proxy Statement and any other documents the Company files with or furnishes to the Securities and Exchange Commission in connection with the Annual Meeting of Stockholders through the Securities and Exchange Commission’s website at www.sec.gov and through the Company’s website at www.asuresoftware.com.

About Asure Software

Headquartered in Austin, Texas, Asure Software (ASUR), (a d/b/a of Forgent Networks, Inc.), empowers small to mid-size organizations and divisions of large enterprises to operate more efficiently, increase worker productivity and reduce costs through a comprehensive suite of on-demand workforce management software and services. Asure’s market-leading suite includes products that optimize workforce time and attendance tracking, benefits enrollment and tracking, pay stubs and W2 documentation, expense management, and meeting and event management. With additional offices in Warwick, Rhode Island, Vancouver, British Columbia, and Mumbai, India, Asure serves 3,500 customers around the world. For more information, please visit www.asuresoftware.com.

“Safe Harbor” Statement under the Private Securities Litigation Reform Act of 1995:

Statements in this press release regarding Asure’s business which are not historical facts are “forward-looking statements” that involve risks and uncertainties. Such risks and uncertainties, which include those associated with continued listing of the Company’s securities on the NASDAQ Capital Market, could cause actual results to differ from those contained in the forward-looking statements.